Exhibit 99.1
Contact:
Kearstin Patterson
Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics Reports 2009 Fourth Quarter and
Year End Earnings Results

Additional Pivotal Clinical Data Presented at AAOS Demonstrates Comparable Clinical, Functional and Radiologic Outcomes and Improved Safety in Augment Patients Compared to Patients Treated With Autograft

Franklin, Tenn. – March 11, 2010 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three and twelve months ended December 31, 2009.  For the three months ended December 31, 2009, the Company reported a net income of $1.1 million, or $0.05 per diluted share, compared to a net loss of $12.2 million, or $0.65 per diluted share, for the same period in 2008.  For the twelve months ended December 31, 2009, the Company reported a net loss of $21.2 million, or $1.03 per diluted share, compared to a net loss of $8.0 million, or $0.43 per diluted share, for the same period in 2008.  The Company ended the year with $75.1 million of cash and cash equivalents and investments.

Presentation of Additional Phase III Pivotal Study Data

The lead investigator for the Augment™ Bone Graft North American pivotal clinical trial, Dr. Christopher DiGiovanni, professor and chief, division of foot and ankle surgery at The Warren Albert School of Medicine presented additional data from the pivotal human clinical study during the American Academy of Orthopedic Surgeons (AAOS) meeting.  Highlights of the additional results have been summarized and presented in table form below. These data are based on the “modified intent-to-treat” (mITT) patient population, which is the pre-specified primary study population.  The results are shown for the full complement of joints in which all treated joints within a patient must meet the success criteria as well as on an individual joint basis in which each treated joint is scored separately.

	Augment™ Bone Graft (N=260)	Autologous Bone Graft (N=137)	Non-inferiority test p-value
Subjects (N=397) Individual joints [All Joints] (N=597)	(N=260) (N=394)	(N=137) (N=203)
CT Fusion Rates†
Full Complement of Joints:	61.2%	62.0%	0.038
All Joints (assessed individually):	66.5%	62.6%	<0.001

Clinical Healing (Physician Evaluation)
Patient Level:†	83.1%	83.9%	0.010
Full Complement of Joints:	82.3%	83.2%	0.011
All Joints (assessed individually):	83.5%	83.3%	<0.001
Non-union/delayed union:†	8.8%	10.2%	0.008

Plain Film Radiographic Union Rates (3 Aspects)
Full Complement of Joints:	30.8%	32.8%	0.054
All Joints (assessed individually):	38.3%	37.9%	0.007

Plain Film Radiographic Union Rates (2 Aspects)
Full Complement of Joints:	60.8%	66.4%	0.194
All Joints (assessed individually):	67.5%	70.9%	0.049

Clinical Healing (Aggregate Measures)
Composite Success Rate:	66.9%	66.4%	0.017
Clinical Success Rate:	74.6%	78.1%	0.071
Therapeutic Failure:	9.2%	10.9%	<0.001

Functional/QoL
SF-12 Mean PCS:	39.9	41.4	<0.001
FFI Mean Total Score:	27.4	22.3	0.012
AOFAS Mean Total Score:	73.9	75.9	<0.001

Pain
Fusion Site Pain:	18.9	16.5	0.001
Weight-bearing Pain:	23.5	19.3	0.016
Graft Harvest Site Pain:	n/a	8.1	<0.001

Therapeutic failures are patients who were assessed as having non-union or delayed union at 24 weeks, or required secondary therapeutic intervention for non-union or delayed union

Composite Success represents a pre-specified combination of radiographic, clinical and functional measures

Clinical Success is defined as improvement in pain from baseline with no need for revision surgery

 † Indicates previously reported data

Secondary endpoints not previously reported included additional radiographic (Plain Film Union for 2 and 3 aspects), clinical (Clinical Healing by joint, Composite Success, Clinical Success, Therapeutic Failure), functional (SF-12, Foot Function Index, AOFAS scores) and patient indicated pain (Fusion Site, Weight-Bearing, Graft Harvest Site) evaluations. Out of a total of 15 additional secondary endpoints, twelve met the test for non-inferiority at a statistically significant level.

New data were also reported relating to the safety of Augment compared to the autograft control.  The Augment group exhibited a lower rate of serious treatment emergent adverse events, a lower rate of overall and surgery-related complications, a lower rate of serious complications, fewer surgery-related complications and a lower rate of infection when compared with the autograft group.  A summary of the key safety results for all treated patients is presented below.  P-values greater than 0.05 indicate that the treatments are not statistically different.

	Augment™ Bone Graft (N=272)	Autologous Bone Graft (N=142)	Fisher Exact Test p-value
Pre-Treatment Signs and Symptoms	3.7%	2.8%	p=0.779
Treatment Emergent Adverse Events (TEAE)	72.4%	70.4%	p=0.730
Serious Treatment Emergent Adverse Events (TEAE)	7.7%	14.1%	p=0.055
Overall complications	33.5%	38.0%	p=0.386
Complications associated with surgical procedure	23.5%	29.6%	p=0.193
Serious complications	4.4%	6.3%	p=0.480
Serious surgical complications	4.0%	6.3%	p=0.337
Infections†	7.7%	9.9%	p=0.462
† Indicates previously reported data

“We have now seen the full 24 week data set and believe it demonstrates that Augment is as effective as autograft for these fusion indications, while having the advantage of reducing serious complications from the procedure.  Moreover, the use of Augment has the additional benefit of sparing patients the pain and potential morbidity resulting from an autograft harvest surgery,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics.  “The complete PMA is currently under review by the FDA, and we look forward to the Orthopedic Advisory Panel meeting later this year.”

2009 and Recent Product Development and Corporate Highlights

Augment Bone Graft

•
The Company recently filed an application with the Therapeutic Goods Administration (TGA) for approval of Augment in foot and ankle fusion indications in Australia. BioMimetic submitted to TGA pivotal trial data from both the Canadian and North American studies, which the Company expects will be suitable for approval in Australia.

•
In October 2009, the Company announced positive top-line results from its  North American pivotal (Phase III) randomized, controlled trial comparing Augment to autograft for use in hindfoot and ankle fusion surgery(see data tables above).  The study goal was to establish non-inferiority of Augment compared to autograft, which has the limitation that it must be obtained and transplanted from another bone in the patient’s body, often requiring a second surgical procedure.  These positive top-line results indicate that, with the use of Augment, patients can expect a treatment outcome comparable to autograft while being spared the pain and potential morbidity associated with traditional autograft bone harvesting and transplantation.

•
In February 2010, the Company submitted to the FDA the third PMA module, which supplements the pre-clinical pharmacology/toxicology and quality/manufacturing modules submitted in the second quarter of 2009.  This third PMA module contains the 24 week data from the North American Augment pivotal trial, and completes our PMA seeking FDA approval of Augment in the United States.

•
In November 2009, the Company announced that it received approval from Health Canada to begin the marketing of its lead orthopedic product, Augment, as an alternative to the use of autograft in foot and ankle fusion indications in Canada.  Clinical specialists were deployed in the Canadian market, which is approximately 5% the size of the U.S. market, to work collaboratively with the Joint Solutions team, the exclusive distributor of the Augment product in Canada.  The product was made available to customers in Canada in January 2010.  The Company is working with distributor personnel to gain product approval at individual institutions through review by the hospitals’ new product evaluation committees, a process that can take several months to complete.

•
In November 2008, the Company completed enrollment in the EU clinical study with Augment for the treatment of foot and ankle fusions with a total enrollment of 108 patients. The Company is compiling the data from the study and anticipates it will be available around mid-year 2010.  The Company expects to submit the trial data, in conjunction with data from the North American pivotal trial, to European regulatory authorities in the third quarter of this year.

Augment Injectable™ Bone Graft

•
In the fourth quarter of 2009, the Company initiated Canadian patient enrollment in the North American pivotal study to assess the safety and efficacy of Augment Injectable Bone Graft as a substitute for autograft in foot and ankle fusion procedures.  This randomized, controlled study is intended to support Augment Injectable product registration in the United States and Canada.

•
The Company is finalizing the details of the protocol and the statistical plan of the Augment Injectable North American pivotal study with the FDA and will not begin patient enrollment in the United States until the details of the protocol and the statistical plan are complete.  The Company expects to receive a final decision on its IDE around the middle of 2010 and anticipates initiating patient enrollment in the United States shortly thereafter.

Sports Medicine

•
At the Orthopedic Research Society meeting in March 2010, the Company’s sports medicine team presented results of two pre-clinical studies demonstrating that rhPDGF-BB, in combination with tissue specific matrix materials, promotes healing in Achilles and rotator cuff injuries in sheep models.   In addition, in vitro data supporting rhPDGF-BB’s ability to influence tenocytes was also presented.  Based on these positive results, the Company intends to initiate a pilot clinical trial in sports medicine by the end of this year.

Corporate

•
In December 2009, the Company sold all of the remaining auction-rate securities (ARS) at issue in an arbitration proceeding which the Company filed in February 2009 with the Financial Industry Regulatory Authority, Inc. (FINRA). In addition, following receipt of a payment in the amount of $7.2 million from the respondent in the arbitration, BioMimetic settled the arbitration claim and dismissed the case. With the redemptions and sales of all remaining ARS investments during 2009, BioMimetic repaid in full the balance on its time promissory note credit facility, under which the Company had borrowed $39.1 million in October 2008.

•
In December 2009, the Company amended and restated its manufacturing and supply agreement with Novartis Vaccines and Diagnostics, Inc. for the supply of bulk rhPDGF-BB to BioMimetic.  The agreement strengthens the mutual exclusivity whereby Novartis shall manufacture rhPDGF-BB exclusively for BioMimetic for therapeutic applications covering bone, cartilage, tendon and ligaments.

•
The Company announced in January 2010 that the European Patent Office (EPO) intends to grant patent application No. 05803356 titled “Platelet-Derived Growth Factor Compositions and Methods of Use Thereof”.  The allowed claims will cover compositions of platelet derived growth factor (PDGF) combined with matrix materials having defined characteristics, which will cover the Company’s novel recombinant protein-device combination product candidates, including Augment and Augment Injectable, as well as GEMESIS™, which the Company previously sold to Luitpold Pharmaceuticals, Inc.   After the new patent is formally issued, it will provide protection against the marketing of similar or generic versions of Augment, Augment Injectable, and GEMESIS in Europe until 2025.

“During 2009 and the beginning of 2010 we have made strong progress in the advancement of BioMimetic as a premier company in the orthobiologics space,” continued Dr. Lynch. “We have submitted our Augment PMA to the FDA and believe the clinical data, pre-clinical pharmacology/toxicology and quality/manufacturing modules comprise a very strong package.  We are working toward marketing approvals for Augment in Australia and Europe.  We’ve also advanced our Augment Injectable product candidate into a pivotal clinical trial and are encouraged by the pre-clinical data that we recently reported in the sports medicine area. Lastly, we were able to reach a satisfactory conclusion on our remaining auction-rate securities helping to strengthen our balance sheet prior to commercialization of Augment. We have high expectations for 2010 and look forward to meeting our upcoming milestones and creating even more value for our shareholders and customers.”

Additional Financial Results

As of December 31, 2009, the Company had approximately $21.6 million of cash and cash equivalents and $53.5 million of investments in U.S. government sponsored enterprise (“GSE”) securities and U.S. Treasury Notes.  During the twelve months ended December 31, 2009, all of the Company’s investments in auction rate securities were sold at a discount or redeemed by the issuers at par, resulting in total cash proceeds of $52.4 million and a $5.8 million realized gain recorded to earnings on the Company’s consolidated statement of operations as of December 31, 2009.  In addition, in December 2009, the Company received a $7.2 million payment from the settlement of an arbitration claim relating to the investments in ARS made on its behalf.  With the sales and redemptions of all its ARS investments, the Company has repaid in full the balance on its Time Promissory Note (“Note”) and the original promissory note has been returned to the Company marked “paid in full.”   In addition, the issuer of the Note has released the Company from the Note, and has terminated the Company’s security and pledge agreement and securities account control agreement and terminated any UCC filings made with respect to the Note and security agreements.

The net loss for the twelve months ended December 31, 2009 includes a $5.8 million realized gain on investments and a $7.2 million gain on arbitration settlement, both of which are related to the Company’s investments in auction rate securities previously held.   Comparatively, the net loss for the twelve months ended December 31, 2008 included a $13.4 million non-cash impairment charge on the Company’s investments in auction rate securities and a $39.3 million gain resulting from the January 2008 sale of the Company’s orofacial therapeutic business.  Excluding these items, the Company’s net loss for the twelve months ended December 31, 2009 and 2008 would have been $34.2 million, or $1.67 per diluted share, and $33.9 million, or $1.83 per diluted share, respectively.

For the three and twelve months ended December 31, 2009, the Company reported total revenues of $0.4 million and $1.6 million, respectively, consisting of product sales, royalty income and sublicense fee income.  Product sales revenues of $0.1 million were recorded in December 2009 based on the Company’s December 2009 shipment of Augment to Joint Solutions in Canada.  Comparatively, total revenues were $1.8 million and $3.1 million, respectively, for the same periods in 2008, which includes $1.6 million of royalty income recorded in December 2008 based on a reimbursement received in 2008 for minimum royalty expenses that were contractually paid by the Company to independent third parties. There was no minimum royalty expense or reimbursement in 2009.

Research and development expenses totaled $5.6 million for the three months ended December 31, 2009, compared to $5.9 million for the same period in 2008.  For the twelve months ended December 31, 2009, research and development expenses totaled $21.1 million, compared to $24.6 million for the same period in 2008.  Research and development expenses result primarily from clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the European Union, as well as continuing expenses associated with new and ongoing pre-clinical studies and regulatory filings.  The decrease in 2009 research and development expenses was partially due to contract manufacturing costs, which decreased by $0.1 million and $1.8 million, respectively, for the three and twelve months ended December 31, 2009, since certain clinical trials came to a close in 2009.  In addition, professional services costs for clinical, validation consulting, regulatory and outside research and development, milestone expenses, salary & benefits and recruiting and relocation costs decreased by approximately $0.3 million and $1.7 million, respectively, for the three and twelve months ended December 31, 2009.

General and administrative expenses totaled $4.0 million for the three months ended December 31, 2009, compared to $4.2 million for the same period in 2008.  For the twelve months ended December 31, 2009, general and administrative expenses totaled $11.5 million, compared to $11.3 million for the same period in 2008.  The increase in 2009 general and administrative expenses resulted primarily from increases in salaries, wages and related benefits, professional services and legal fees, as well as rent, utility and maintenance costs for the Company’s facilities, offset partially by a $1.8 million decrease in royalty expense resulting from minimum royalty expenses contractually paid by the Company in 2008 to independent third parties.  There were no minimum royalty expenses in 2009.

2010 Financial Guidance

Based on current operating plans, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2010 year-end balance of cash, cash equivalents and investments to range from $36.0 to $43.0 million, and anticipates that its net cash use will be between $32.0 and $39.0 million.  Net loss for the year ending December 31, 2010 is forecasted to be in the range of $36.0 to $43.0 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast on Friday, March 12, 2010 at 8:30 a.m. EST to discuss the fourth quarter and year end 2009 financial results.  A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com.  The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on March 12, 2010 by dialing (877) 224-4059 (passcode: 58839507) for U.S. and Canada.  The international dial in number is (706) 902-2069, and the same passcode applies.   Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics is a biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration.  rhPDGF-BB is a synthetic form of one of the body's principal agents to stimulate and direct healing and regeneration.  The mechanism of action of this platform technology suggests it may be effective in a broad array of musculoskeletal applications, including the repair of bone, ligament, tendon and cartilage. Through the commercialization of this technology, BioMimetic seeks to become the leading company in the field of orthopedic regenerative medicine. In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and ongoing clinical trials with its product candidates Augment™ Bone Graft and Augment™ Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment as an alternative to the use of autograft in foot and ankle fusion indications in Canada. In February 2010, the Company submitted its Pre-Marketing Approval (PMA) application to the FDA for the approval of Augment Bone Graft.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements.  BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

###

BIOMIMETIC THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$21,543,347	$17,534,963
Investments - short term	47,001,504	33,218,233
Receivables - trade	78,000	1,084
Receivables - other	612,020	11,635,778
Inventory	1,044,305	-
Prepaid expenses	647,156	503,032
Total current assets	70,926,332	62,893,090
Investments - long term	6,513,975	46,624,040
Inventory	-	1,261,987
Prepaid expenses - long term	5,418	58,673
Property and equipment, net	8,156,842	7,014,262
Capitalized patent license fees, net	2,924,614	4,983,729
Deposits	385,000	2,284,608
Total assets	$88,912,181	$125,120,389

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,255,748	$4,325,907
Accrued payroll, employee benefits and payroll taxes	2,299,237	2,304,016
Other accrued expenses	135,070	2,392,236
Current portion of capital lease obligations	56,520	18,187
Deferred revenue	971,188	971,188
Total current liabilities	5,717,763	10,011,534
Accrued rent - related party	418,305	399,256
Capital lease obligations	174,818	34,713
Deferred revenue	15,549,678	16,520,866
Note payable	-	39,100,000
Total liabilities	21,860,564	66,066,369

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
no shares issued and outstanding as of December 31, 2009 and 2008	-	-
Common stock, $0.001 par value; 37,500,000 shares authorized;
21,825,028 shares issued and outstanding as of December 31, 2009;
18,714,067 shares issued and outstanding as of December 31, 2008	21,825	18,714
Additional paid-in capital	160,532,625	131,262,570
Accumulated other comprehensive income	17,387	135,542
Accumulated deficit	(93,520,220)	(72,362,806)
Total stockholders’ equity	67,051,617	59,054,020
Total liabilities and stockholders’ equity	$88,912,181	$125,120,389

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Product sales	$78,000	$-	$78,000	$-
Royalty income	121,927	1,539,222	522,038	2,144,234
Sublicense fee income	244,792	244,793	971,188	973,849
Other revenue	-	-	-	30,301
Total revenues	444,719	1,784,015	1,571,226	3,148,384
Costs and expenses:
Cost of sales (exclusive of depreciation and
amortization shown separately below)	5,666	-	5,666	-
Research and development	5,557,345	5,929,895	21,095,429	24,560,975
General and administrative	3,977,296	4,196,231	11,511,619	11,252,445
Depreciation and capital lease amortization	317,457	356,132	1,332,881	1,423,341
Patent license fee amortization	550,715	765,031	2,569,159	2,663,299
Total costs and expenses	10,408,479	11,247,289	36,514,754	39,900,060
Loss from operations	(9,963,760)	(9,463,274)	(34,943,528)	(36,751,676)
Interest (expense) income, net	(43,828)	(180,592)	(308,127)	247,134
Investment income (loss), net	3,872,180	(2,646,140)	6,863,834	(10,796,893)
Gain on disposal of equipment and other	11,137	-	11,137	5,025
Gain on arbitration settlement	7,219,270	-	7,219,270	-
Gain on disposal of orofacial therapeutic business	-	99	-	39,291,413
Income (loss) before income taxes	1,094,999	(12,289,907)	(21,157,414)	(8,004,997)
Income taxes	-	(122,500)	-	-
Net income (loss)	$1,094,999	$(12,167,407)	$(21,157,414)	$(8,004,997)
Net income (loss) per common share:
Basic	$0.05	$(0.65)	$(1.03)	$(0.43)
Diluted	$0.05	$(0.65)	$(1.03)	$(0.43)
Weighted average shares used to compute
net income (loss) per common share:
Basic	21,794,645	18,671,073	20,510,132	18,529,068
Diluted	22,532,128	18,671,073	20,510,132	18,529,068